UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2017

PRO-DEX, INC.

(Exact name of registrant as specified in its charter)

Colorado	0-14942	84-1261240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2361 McGaw Avenue

Irvine, California 92614

(Address of principal executive offices, zip code)

(949) 769-3200

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01

Entry into a Material Definitive Agreement.

Participation Agreement

On September 20, 2017 (the “Closing Date”), Pro-Dex, Inc. (the “Company”) entered into a Participation Agreement with FS Special Opportunities I, L.P., a Minnesota limited partnership (“Principal”), pursuant to which the Company paid Principal $1,150,000 in cash to purchase a 50% (“Participation Percentage”) undivided interest (the “Participation”) in Principal’s $2,300,000 loan (the “Loan”) to 414 New York LLC, a New York limited liability company (“Borrower”). The Participation constitutes the purchase by the Company of a property interest in the Loan from Principal and does not create a creditor-debtor relationship between the Company and Borrower. Borrower intends to use the proceeds from the Loan to acquire a leasehold interest in certain real estate operated as a hotel in the Borough of Manhattan, County, City and State of New York.

Terms of the Loan

Pursuant to the loan agreement entered into on the Closing Date between Principal and Borrower (the “Loan Agreement”), the Loan initially bears interest at a fixed rate of 22% per annum, with payments of all accrued and unpaid interest due monthly commencing on October 1, 2017 and on the first day of each month thereafter. Borrower may reduce the interest rate by 1% for each $100,000 repayment of principal up to a maximum reduction of 2%, thereby reducing the interest rate to a minimum amount equal to 20% per annum. If the principal balance of the Loan is not paid in full by September 30, 2018, commencing on October 1, 2018 and continuing on the first day of the next 83 months thereafter, Borrower shall, in addition to the aforementioned monthly interest payments, pay installments of principal equal to 1/84th of the principal balance outstanding under the Loan as of September 30, 2018. The Company is entitled to receive from Principal the Company’s Participation Percentage of any payments of principal and interest.

Borrower may prepay the Loan in full at any time. If the Loan is prepaid in full on or before December 31, 2017, Borrower shall pay a prepayment fee equal to $414,000 less the amount of interest paid by Borrower prior to the date of prepayment. If the Loan is prepaid in full after December 31, 2017 but prior to September 30, 2018, Borrower shall pay a prepayment fee equal to $460,000 less the amount of interest paid by Borrower prior to the date of prepayment. There is no prepayment fee if the Loan is paid in full on or after September 30, 2018. The Company is entitled to receive from Principal the Company’s Participation Percentage of any prepayment fee.

The Loan is guaranteed by two individual owners of Borrower and secured by a first priority security interest in substantially all of Borrower’s personal property and a pledge of 100% of the equity interests of Borrower. The Loan Agreement and other loan documents also contain certain representations, warranties, indemnifications and covenants of the parties customary for a transaction of this type.

Warrants

In connection with the making of the Loan, Borrower is obligated to issue Principal (or its participants, such as the Company) warrants to purchase 10% of the equity of Borrower. In addition, if the Loan is not paid in full by September 30, 2018, Borrower will issue Principal (or its participants, such as the Company) a warrant to purchase an additional 1% of the equity of Borrower for each month after September, 2018, until the Loan is paid in full. The exercise price of the warrants is generally equal to a proportionate amount (based on ownership percentage) of capital contributions made by existing owners of Borrower. The Company is entitled to its Participation Percentage of all warrants issued by Borrower pursuant to the terms of the Loan Agreement.

Related Party Nature of Transaction

Raymond E. Cabillot, a director of the Company, is the managing partner of Farnam Street Capital, Inc. (“Farnam”) and Farnam is the founding partner of FS Special Opportunities I, L.P.

A complete copy of the Participation Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. A copy of the Loan Agreement is attached as an exhibit to the Participation Agreement and is also incorporated herein by reference. The foregoing description of the Participation Agreement and the Loan Agreement is qualified in its entirety by reference to the complete text of the Participation Agreement and Loan Agreement.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Participation Agreement by and between FS Special Opportunities I, L.P. and Pro-Dex, Inc., dated September 20, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2017	Pro-Dex, Inc.

	By:	/s/ Alisha K. Charlton
Alisha K. Charlton
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Participation Agreement by and between FS Special Opportunities I, L.P. and Pro-Dex, Inc., dated September 20, 2017.